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                                                                      EXHIBIT 21
                       BANKERS TRUST NEW YORK CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT
                               DECEMBER 31, 1994



          SUBSIDIARY (1)                                            STATE OF INCORPORATION
          --------------                                            ----------------------
          Bankers Trust Company                                         New York
          BT Securities Corporation                                     Delaware
          BT Holdings (NY) Inc.                                         New York
          Bankers Trust (Delaware)                                      Delaware



All other subsidiaries of the Corporation, in the aggregate, would not constitute a significant subsidiary, as defined.





(1) Subsidiaries' names listed hereon are names under which such subsidiaries do business.


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